Exhibit 99.1

InSite Vision Announces Date for Annual Stockholder Meeting

Alameda, Calif., December 19, 2014 – InSite Vision Incorporated (OTCBB: INSV), a company developing ophthalmic products for unmet eye care needs, today announced that the company’s 2015 Annual Meeting of Stockholders will be held at 10:00 a.m. Pacific Time on Monday, March 31, 2015, for stockholders of record on February 5, 2015. The Annual Meeting will be held at InSite Vision’s headquarters at 965 Atlantic Avenue, Alameda, California. InSite Vision plans to mail notice of internet availability of the definitive proxy statement for the Annual Meeting and its annual report in February 2015.

Under the Securities and Exchange Commission’s proxy rules, InSite Vision has set the deadline for submission of proposals to be included in the proxy materials for the 2015 Annual Meeting as December 31, 2014. Accordingly, in order for a stockholder proposal to be considered for inclusion in InSite Vision’s proxy materials for the 2015 Annual Meeting, the proposal must be received by the Secretary of InSite Vision at the company’s principal executive offices located at 965 Atlantic Avenue, Alameda, California 94051 no later than 5:00 p.m. Pacific Time on December 31, 2014, and comply with the procedures and requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934.

In accordance with the advance notice requirements contained in InSite Vision’s bylaws, for director nominations or other business to be brought before the 2015 Annual Meeting by a stockholder, other than Rule 14a-8 proposals described above, written notice is required to be delivered to the Secretary of Insite Vision at the company’s principal executive offices no later than the close of business on December 31, 2014.

About InSite Vision

InSite Vision is advancing new ophthalmologic products for unmet eye care needs based on its innovative DuraSite® platform technologies. The DuraSite and DuraSite 2 drug delivery systems extend the duration of drug retention on the surface of the eye, thereby reducing the frequency of treatment and improving the efficacy of topical drugs.

The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, marketed in the U.S. by Akorn Inc.; and Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch + Lomb, a wholly owned subsidiary of Valeant Pharmaceuticals International. InSite Vision is also advancing AzaSite Plus™, a novel ophthalmic therapeutics through Phase 3 clinical studies for the treatment of eye infections, and is preparing two new drug applications (NDA) for the commercial approval by the U.S. Food & Drug Administration (FDA): BromSite™ for the treatment of inflammation and prevention of pain associated with cataract surgery and DexaSite™ for the treatment of blepharitis. For further information on InSite Vision, please visit www.insitevision.com.

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AzaSite® and DuraSite® are registered trademarks of InSite Vision Incorporated.

AzaSite Plus™, BromSite™ and DexaSite™ are trademarks of InSite Vision Incorporated.

BESIVANCE® is a registered trademark of Bausch + Lomb Incorporated.

Contact Information	Media/Investor Inquiries
InSite Vision	BCC Partners
Louis Drapeau, Chief Financial Officer	Susan Pietropaolo
510.747.1220	845-638-6290; 201-923-2049 (cell)
mail@insite.com	Karen L. Bergman
650-575-1509